Exhibit 17(b)

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated October 2, 2023 to the special committee of the Board of Directors of Franklin BSP Lending Corporation (“FBLC”) included in Annex D to the Joint Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 1 to the registration statement on Form N-14 (Registration No. 333-274904) (the “Registration Statement”) relating to the proposed merger of Franklin BSP Merger Sub, Inc., a wholly owned subsidiary of Franklin BSP Capital Corporation (“FBCC”), with and into FBLC, after which FBLC will merge immediately with and into FBCC, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

October 19, 2023